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                                                                    EXHIBIT 5.1




                           May 22, 1996




Board of Directors
PriceCostco, Inc.
999 Lake Drive
Issaquah, WA 98027

          Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for PriceCostco, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-3 ("Registration Statement") under the Securities Act of 1933, as amended, for up to 21,191,301 shares of the Company's common stock (the "Shares").
The Shares are currently outstanding and are held of record by Fourcar, B.V.

     We have examined the Registration Statement and the actions of the Board of Directors of the Company in authorizing the various issuances of the Shares and such other documents and records as we deem necessary for the purpose of this opinion.

     Based on the foregoing, we are of the opinion that the Shares are legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as as exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                   Very truly yours,

                                   FOSTER PEPPER & SHEFELMAN